Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FOURTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES
OF
ASSOCIATION
OF
________________________________________________
Agora, Inc.
________________________________________________
(Adopted by a special resolution passed on February 12, 2020 and effective on February 12, 2020)

THE COMPANIES LAW (AS AMENDED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
Agora, Inc.
(Adopted by a special resolution passed on February 12, 2020 and effective on February 12, 2020)

1.	The name of the Company is Agora, Inc.

2.
The registered office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands or at such other place as the Directors may from time to time decide.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (As Amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.
The Company shall have and be capable of exercising all of the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Law (As Amended).

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.
The authorized share capital of the Company is US$100,000 divided into (i) 817,082,009 Ordinary Shares of par value US$0.0001 each, (ii) 55,626,960 Series A Preferred Shares of par value US$0.0001 each; (iii) 50,783,698 Series B Preferred Shares of par value US$0.0001 each; (iv) 26,651,410 Series B+ Preferred Shares of par value US$0.0001 each; (v) 34,793,413 Series C Preferred Shares of par value US$0.0001 each; (vi) 15,062,510 Series C+ Preferred Shares of par value US$0.0001 each.

7.
If the Company is registered as exempted, its operations will be carried on subject to the provisions of the Companies Law (As Amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
Agora, Inc.
(Adopted by a special resolution passed on February 12, 2020 and effective on February 12, 2020)
INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”
means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the British Virgin Islands, the PRC, the United States of America or Hong Kong, with respect to any action to be undertaken or notice to be given in such jurisdiction.

“BVI Companies”	means Soundscape Limited, VoiceCrew Limited and YY TZ Limited, each of which is incorporated under the laws of the British Virgin Islands.

“Charter Documents”
means, with respect to a particular legal entity, the articles of incorporation, formation or registration (including, if applicable, certificates of change of name), certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Coatue”	means Coatue PE Asia XVI LLC.

“Company”	means Agora, Inc.

“Control”
of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Dragged Shareholders”	shall have the meaning set forth in Article 123(ii) hereof.

“Drag-Along Holders”	shall have the meaning set forth in Article 123(i) hereof.

“Drag-Along Notice”	shall have the meaning set forth in Article 125 hereof.

“Drag-Along Sale”	shall have the meaning set forth in Article 123(i).

“Drag-Along Sale Date”	shall have the meaning set forth in Article 125.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”
means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP”
means the equity incentive plan of the Company adopted by the Board on August 8, 2014, pursuant to which certain Ordinary Shares are reserved for issuance to employees, directors and consultants of the Company, as duly amended by the Board on January 19, 2020 and from time to time.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E) (5) (a) (iii) hereof.

“Exempted Distribution”	means the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares).

“Founder”	means Mr. ZHAO Bin (赵斌), a citizen of the PRC with the identification card number [***].

“Founder Director(s)”	shall have the meaning set forth in Article 67.1(A) hereof.

“Governmental Authority”
means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means any of the Company and its Subsidiaries.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness”
of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Intellectual Property”
means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Interested Transaction”	shall have the meaning set forth in Article 86 hereof.

“Investors”
means collectively, Shunwei Technology II Limited (“Shunwei”), Duowan Entertainment Corp. (“YY”), CRCM Opportunity Fund, L.P. (“CRCM”), Morningside China TMT Fund II, L.P., and Morningside China TMT Top Up Fund, L.P., Morningside China TMT Special Opportunity Fund II, L.P., Morningside China TMT Fund IV Co-Investment, L.P., Evolution Special Opportunity Fund I, L.P., and Evolution Fund I Co-investment, L.P. (“Morningside”), GGV Capital IV Entrepreneurs Fund L.P. (“GGV Fund”), GGV Capital IV L.P. (“GGV Capital”), SIG China Investments Master Fund III, LLLP (“SIG Fund III”) and SIG Global China Fund I, LLLP (“SIG Fund I”, together with SIG Fund III, “SIG”), IDG Technology Venture Investment V, L.P. (“IDG”), Yan Capital L.P. (“Yan Capital”), Coatue and Tiger, and each an “Investor”.

“Investor Director(s)”	shall have the meaning set forth in Article 67.1(A) hereof.

“IPO”
means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a registration statement that is filed with and declared effective by either the Commission under the US Securities Act or other document as applicable as required by another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Issue Price”
means with respect to the Series A Preferred Shares, the Series A Issue Price, with respect to the Series B Preferred Shares, the Series B Issue Price, with respect to the Series B+ Preferred Shares, the Series B+ Issue Price, with respect to the Series C Preferred Shares, the Series C Issue Price, and with respect to the Series C+ Preferred Shares, the Series C+ Issue Price.

“Losses”
means any and all losses, claims, actions, damages, diminution in value and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements and all other reasonable expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation, to which any of the Indemnified Persons (as defined in the Shareholders Agreement) may become subject under the Securities Act or any other law or otherwise, excluding any special, consequential, indirect, punitive, incidental, exemplary or other similar damages or damages based upon lost profits, lost revenues or loss of business opportunity or reputation.

“Majority Preferred Holders”	means the holders of in excess of fifty percent (50%) of the voting power of the then outstanding Preferred Shares (voting as a single class and calculated on as-converted basis).

“Majority Series A Preferred Holders”	means the holders of in excess of fifty percent (50%) of the voting power of the then outstanding Series A Preferred Shares (voting as a single class).

“Majority Series B Preferred Holders”	means the holders of in excess of fifty percent (50%) of the voting power of the then outstanding Series B Preferred Shares (voting as a single class).

“Majority Series B+ Preferred Holders”	means the holders of in excess of fifty percent (50%) of the voting power of the then outstanding Series B+ Preferred Shares (voting as a single class).

“Majority Series C Preferred Holders”	means the holders of in excess of fifty percent (50%) of the voting power of the then outstanding Series C Preferred Shares (voting as a single class).

“Majority Series C+ Preferred Holders”	means the holders of in excess of fifty percent (50%) of the voting power of the then outstanding Series C+ Preferred Shares (voting as a single class).

“Material Adverse Effect”
means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations of the Group Companies taken as a whole.

“Maturity Date”	means the fifth (5th) anniversary of October 1, 2018.

“Member(s)”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Morningside Director”	shall have the meaning set forth in Article 67.1 (A) hereof.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Optional Conversion”	shall have the meaning set forth in Article 8.3(B).

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 54.

“Ordinary Share(s)”	means an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Person”
means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Preferred Holders”
means, collectively, the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series B+ Preferred Shares, holders of the Series C Preferred Shares and holders of the Series C+ Preferred Shares (with each of such Preferred Holders being referred to as a “Preferred Holder”).

“Preferred Shares”
means, collectively, the Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares, Series C Preferred Shares and Series C+ Preferred Shares (with each of such Preferred Shares being referred to as a “Preferred Share”).

“PRC”	means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Purchase Agreement”	means the Series C+ Convertible Redeemable Share Purchase Agreement, dated February 12, 2020 among the Company, Agora IO, Inc, Tiger, Coatue, and certain other parties thereto.

“Qualified IPO”
means an IPO of the Shares or other Equity Securities of the Company or the Group Companies (or as the case may be, the shares or other Equity Securities of the relevant entity resulting from any merger, reorganization or other arrangement made by or to the Company or the Group Companies for the purpose of an IPO) that has been registered under the applicable securities laws with an offering price per share (exclusive of underwriting commissions and expenses) of not less than the Series C+ Issue Price (as equitably adjusted for share splits, share dividends, combinations, or other similar recapitalizations after the Series C+ Issuance Date).

“Redemption Date”	shall have the meaning set forth in Article 8.5(D)(5).

“Redemption Price”
means collectively, the Series A Redemption Price, the Series B Redemption Price, the Series B+ Redemption Price, the Series C Redemption Price and the Series C+ Redemption Price, and each a “Redemption Price”.

“Redemption Requests”
means collectively, the Series A Redemption Request, the Series B Redemption Request, the Series B+ Redemption Request, the Series C Redemption Request and the Series C+ Redemption Request, and each a “Redemption Request”.

“Redemption Notice”	shall have the meaning set forth in Article 8.5(D)(1).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Restricted Shares Agreement”	means each of the Amended and Restated Restricted Shares Agreements, dated February 12, 2020 among the Company and certain other parties named therein, as amended and/or restated from time to time.

“Restructuring Documents”
means (i) the exclusive call option agreement (转让期权协议) by and among the WFOE, Shanghai Zhaoyan and all the shareholders of Shanghai Zhaoyan dated as of June 18, 2015; (ii) the equity pledge agreement (股权质押协议) by and among the WFOE, Shanghai Zhaoyan and all the shareholders of Shanghai Zhaoyan dated as of June 18, 2015; (iii) the exclusive technology service agreement (独家 咨询与服务协议) between the WFOE and Shanghai Zhaoyan dated as of June 18, 2015; (iv) the power of attorney (股东表决权委托协议) by and among the WFOE, Shanghai Zhaoyan and all the shareholders of Shanghai Zhaoyan dated June 18, 2015; and (v) the spousal consent dated as of May 18, 2017 and delivered by the spouse of Founder.

“Right of First Refusal and Co-Sale Agreement”
means the Amended and Restated Right of First Refusal and Co-Sale Agreement dated February 12, 2020 among the Company, the Founder, the BVI Companies, the other Group Companies and the Investors, as amended from time to time.

“Series A Issue Price”
means US$0.10 per Series A Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A)(5).

“Series A Preferred Share(s)”
means a Series A Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein, and each a “Series A Preferred Share”.

“Series A Redemption Price”	shall have the meaning set forth in Article 8.5(F)(6).

“Series A Redemption Request”	shall have the meaning set forth in Article 8.5(E).

“Series A Requesting Holder”	shall have the meaning set forth in Article 8.5(E).

“Series B Issue Price”	means US$0.39875 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Series B Preferred Share(s)”
means a Series B Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein, and each a “Series B Preferred Share”.

“Series B Redemption Price”	shall have the meaning set forth in Article 8.5(F)(5).

“Series B Redemption Request”	shall have the meaning set forth in Article 8.5(D).

“Series B Requesting Holder”	shall have the meaning set forth in Article 8.5(D).

“Series B+ Investors”	means the “Series B+ Investors” as defined under the Shareholders Agreement, and their successors, assigns and transferees, individually and collectively; and each a “Series B+ Investor”.

“Series B+ Issue Price”	means US$1.1963 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B+ Preferred Shares.

“Series B+ Preference Amount”	shall have the meaning set forth in Article 8.2(A)(3).

“Series B+ Preferred Share(s)”
means a Series B+ Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein, and each a “Series B+ Preferred Share”.

“Series B+ Redemption Price”	shall have the meaning set forth in Article 8.5(F)(4).

“Series B+ Redemption Request”	shall have the meaning set forth in Article 8.5(C).

“Series B+ Requesting Holder”	shall have the meaning set forth in Article 8.5(C).

“Series C Investors”	means the “Series C Investors” as defined under the Shareholders Agreement, and their successors, assigns and transferees, individually and collectively; and each a “Series C Investor”.

“Series C Issuance Date”	means the date of the first issue of a Series C Preferred Share.

“Series C Issue Price”	means US$1.9161 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series C Preferred Share(s)”
means a Series C Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein, and each a “Series C Preferred Share”.

“Series C Redemption Price”	shall have the meaning set forth in Article 8.5(F)(3).

“Series C Redemption Request”	shall have the meaning set forth in Article 8.5(B).

“Series C Requesting Holder”	shall have the meaning set forth in Article 8.5(B).

“Series C+ Investors”	means the “Series C+ Investors” as defined under the Shareholders Agreement, and their successors, assigns and transferees, individually and collectively; and each a “Series C+ Investor”.

“Series C+ Issuance Date”	means the date of the first issue of a Series C+ Preferred Share.

“Series C+ Issue Price”	means US$3.3195 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C+ Preferred Shares.

“Series C+ Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Series C+ Preferred Share(s)”
means a Series C+ Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein, and each a “Series C+ Preferred Share”.

“Series C+ Redemption Price”	shall have the meaning set forth in Article 8.5(F)(2).

“Series C+ Redemption Request”	shall have the meaning set forth in Article 8.5(A).

“Series C+ Requesting Holder”	shall have the meaning set forth in Article 8.5(A).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Shanghai Zhaoyan”	means 上海兆言网络科技有限公司.

“Share” and “Shares”	means a share or shares (including Ordinary Shares and Preferred Shares) in the capital of the Company and includes a fraction of a share.

“Share Swap Agreement”	means the Share Swap Agreement dated January 19, 2020 among the Company, the BVI Companies, the Investors and Agora IO, Inc, as amended from time to time.

“Shareholders”	means the holders of any Share, and each a “Shareholder”.

“Shareholders Agreement”
means the Amended and Restated Shareholders Agreement, dated February 12, 2020, among the Company, the Founder, the BVI Companies, other Group Companies and the Investors, as amended from time to time.

“Shunwei Director”	shall have the meaning set forth in Article 67.1 (A) hereof.

“SIG Director”	shall have the meaning set forth in Article 67.1(A) hereof.

“Special Resolution”
means a resolution passed by a two-thirds (2/3) majority of votes cast calculated in accordance with Article 54 or, where passed by resolution in writing, by all Members entitled to vote as provided in Article 45.

“Statute”	means the Companies Law (Revised) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiaries” or “Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Subsidiary Board(s)”	shall have the meaning set forth in Article 67.1(B) hereof.

“Supermajority Series A Preferred Holders”	means the holders of at least seventy-five percent (75%) of the voting power of the then outstanding Series A Preferred Shares (voting as a single class).

“Supermajority Series B Preferred Holders”	means the holders of at least seventy-five percent (75%) of the voting power of the then outstanding Series B Preferred Shares (voting as a single class).

“Supermajority Series B+ Preferred Holders”	means the holders of at least seventy-five percent (75%) of the voting power of the then outstanding Series B+ Preferred Shares (voting as a single class).

“Supermajority Series C Preferred Holders”	means the holders of at least seventy-five percent (75%) of the voting power of the then outstanding Series C Preferred Shares (voting as a single class).

“Supermajority Series C+ Preferred Holders”	means the holders of at least seventy-five percent (75%) of the voting power of the then outstanding Series C+ Preferred Shares (voting as a single class).

“Tiger”	means Internet Fund VI Pte. Ltd.

“Trade Sale”	means any of the following events:

(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other corporate reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;

(2) a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or

(3) the exclusive licensing of all or substantially all of any Group Company’s intellectual property to a third party.

“Transaction Documents”
means the Share Swap Agreement, these Articles, the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Restricted Shares Agreements, the Restructuring Documents and the Purchase Agreement.

“US Securities Act”	means the United States Securities Act of 1933, as amended.

“WFOE”	means 达音网络科技(上海)有限公司.

“YY Director”	shall have the meaning set forth in Article 67.1(A) hereof.

2.	In the Articles:

2.1.	words importing the singular number include the plural number and vice-versa;

2.2.	words importing the masculine gender include the feminine gender;

2.3.	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.
any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6.	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7.	the term “or” is not exclusive;

2.8.	the term “including” will be deemed to be followed by, “but not limited to”;

2.9.	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10.	the term “day” means “calendar day”, and “month” means calendar month;

2.11.
the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12.	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13.	all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies); and

2.14.	headings are inserted for reference only and shall be ignored in construing these Articles.

3.
For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 67, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 67 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.
The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
ISSUE OF SHARES

6.
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two (2) classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one (1) or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company.

Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.
PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1.	Dividend Rights.

A.
The holders of the outstanding Series C+ Preferred Shares shall be entitled to receive, prior and in preference to any dividends or distributions to the holders of any Series C Preferred Shares, the holders of any Series B+ Preferred Shares, the holders of any Series B Preferred Shares, the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, out of any funds legally available therefor, cumulative dividends at the simple rate of eight percent (8%) of the Series C+ Issue Price per annum for each Series C+ Preferred Share (as adjusted for share split, consolidation, dividend, recapitalization and other similar transactions) held by such holder, payable if, as and when declared by the Company’s Board of Directors.

B.
If there are any funds remaining available for distribution after the dividend distribution declared and made pursuant to Article 8.1(A) above, the holders of the outstanding Series C Preferred Shares shall be entitled to receive, prior and in preference to any dividends or distributions to the holders of any Series B+ Preferred Shares, the holders of any Series B Preferred Shares, the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, out of any funds legally available therefor, cumulative dividends at the simple rate of eight percent (8%) of the Series C Issue Price per annum for each Series C Preferred Share (as adjusted for share split, consolidation, dividend, recapitalization and other similar transactions) held by such holder, payable if, as and when declared by the Company’s Board of Directors.

C.
If there are any funds remaining available for distribution after the dividend distribution declared and made pursuant to Articles 8.1(A) and 8.1(B) above, the holders of the outstanding Series B+ Preferred Shares shall be entitled to receive, prior and in preference to any dividends or distributions to the holders of any Series B Preferred Shares, the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, out of any funds legally available therefor, cumulative dividends at the simple rate of eight percent (8%) of the Series B+ Issue Price per annum for each Series B+ Preferred Share (as adjusted for share split, consolidation, dividend, recapitalization and other similar transactions) held by such holder, payable if, as and when declared by the Company’s Board of Directors.

D.
If there are any funds remaining available for distribution after the dividend distribution declared and made pursuant to Articles 8.1(A) , 8.1(B) and 8.1(C) above, the holders of the outstanding Series B Preferred Shares shall be entitled to receive, prior and in preference to any dividends or distributions to the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, out of any funds legally available therefor, cumulative dividends at the simple rate of eight percent (8%) of the Series B Issue Price per annum for each Series B Preferred Share (as adjusted for share split, consolidation, dividend, recapitalization and other similar transactions) held by such holder, payable if, as and when declared by the Company’s Board of Directors.

E.
If there are any funds remaining available for distribution after the dividend distribution declared and made pursuant to Articles 8.1(A), 8.1(B), 8.1(C) and 8.1(D) above, the holders of the outstanding Series A Preferred Shares shall be entitled to receive, prior and in preference to any dividends or distributions to the holders of any Ordinary Shares, out of any funds legally available therefor, cumulative dividends at the simple rate of eight percent (8%) of the Series A Issue Price per annum for each Series A Preferred Share (as adjusted for share split, consolidation, dividend, recapitalization and other similar transactions) held by such holder, payable if, as and when declared by the Company’s Board of Directors.

F.
No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until dividends in like amount have been paid in full to the holders of the Preferred Shares or declared and set apart for payment.

G.
If, after the preferential dividends relating to the Preferred Shares as described in Articles 8.1(A), 8.1(B), 8.1(C), 8.1(D) and 8.1(E) above have been paid in full or declared and set apart for payment in any fiscal year of the Company, the Board shall decide to declare a dividend or similar distribution to the holders of Ordinary Shares (other than a distribution described in Article 8.2), then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

8.2.	Liquidation Rights.

A.
Liquidation Preferences. Notwithstanding anything to the contrary contained in Article 8.1, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1)    The holders of the Series C+ Preferred Shares shall be entitled to receive for each Series C+ Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any Series C Preferred Shares, the holders of any Series B+ Preferred Shares, the holders of any Series B Preferred Shares, the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, or any other class or series of shares by reason of their ownership of such shares, an amount equal to one hundred and fifty percent (150%) of the Series C+ Issue Price, plus all accrued or declared but unpaid dividends on such Series C+ Preferred Share (collectively, the “Series C+ Preference Amount”). If the assets and funds legally available for distribution shall be insufficient to permit the payment to all holders of Series C+ Preferred Shares the full Series C+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series C+ Preferred Shares in proportion to the aggregate Series C+ Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.2(A)(1).
(2)    If there are any assets or funds remaining after the aggregate Series C+ Preference Amount has been distributed or paid in full to the holders of the Series C+ Preferred Shares pursuant to Article 8.2(A)(1) above, the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any Series B+ Preferred Shares, the holders of any Series B Preferred Shares, the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, or any other class or series of shares by reason of their ownership of such shares, an amount equal to one hundred and fifty percent (150%) of the Series C Issue Price, plus all accrued or declared but unpaid dividends on such Series C Preferred Share (collectively, the “Series C Preference Amount”). If the assets and funds legally available for distribution shall be insufficient to permit the payment to all holders of Series C Preferred Shares the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.2(A)(2).
(3)    If there are any assets or funds remaining after the aggregate Series C+ Preference Amount and the aggregate Series C Preference Amount has been distributed or paid in full to the holders of the Series C+ Preferred Shares and the holders of the Series C Preferred Shares respectively pursuant to Article 8.2(A)(1) and 8.2(A)(2) above, the holders of the Series B+ Preferred Shares shall be entitled to receive for each Series B+ Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any Series B Preferred Shares, the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, or any other class or series of shares by reason of their ownership of such shares, an amount equal to one hundred and fifty percent (150%) of the Series B+ Issue Price, plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share (collectively, the “Series B+ Preference Amount”). If the assets and funds legally available for distribution shall be insufficient to permit the payment to all holders of Series B+ Preferred Shares the full Series B+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B+ Preferred Shares in proportion to the aggregate Series B+ Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.2(A)(3).
(4)    If there are any assets or funds remaining after the aggregate Series C+ Preference Amount, the aggregate Series C Preference Amount and the aggregate Series B+ Preference Amount have been distributed or paid in full to the holders of Series C+ Preferred Shares, the holders of Series C Preferred Shares and the holders of Series B+ Preferred Shares respectively pursuant to Articles 8.2(A)(1), 8.2(A)(2) and 8.2(A)(3) above, the holders of the Series

B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any Series A Preferred Shares and the holders of any Ordinary Shares, or any other class or series of shares by reason of their ownership of such shares, an amount equal to one hundred and fifty percent (150%) of the Series B Issue Price, plus all accrued or declared but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Preference Amount”). If the assets and funds legally available for distribution shall be insufficient to permit the payment to all holders of Series B Preferred Shares the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.2(A)(4).
(5)    If there are any assets or funds remaining after the aggregate Series C+ Preference Amount, the aggregate Series C Preference Amount, the aggregate Series B+ Preference Amount and the aggregate Series B Preference Amount have been distributed or paid in full to the holders of Series C+ Preferred Shares, the holders of Series C Preferred Shares, the holders of Series B+ Preferred Shares and the holders of Series B Preferred Shares respectively pursuant to Articles 8.2(A)(1), 8.2(A)(2), 8.2(A)(3) and 8.2(A)(4) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any Ordinary Shares, or any other class or series of shares by reason of their ownership of such shares, an amount equal to one hundred and fifty percent (150%) of the Series A Issue Price, plus all accrued or declared but unpaid dividends on such Series A Preferred Share (collectively, the “Series A Preference Amount”). If the assets and funds legally available for distribution shall be insufficient to permit the payment to all holders of Series A Preferred Shares the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.2(A)(5).
(6)    If there are any assets or funds remaining after the aggregate Series C+ Preference Amount, the aggregate Series C Preference Amount, the aggregate Series B+ Preference Amount, the aggregate Series B Preference Amount and the aggregate Series A Preference Amount have been distributed or paid in full to the holders of Series C+ Preferred Shares, the holders of Series C Preferred Shares, the holders of Series B+ Preferred Shares, the holders of Series B Preferred Shares and the holders of Series A Preferred Shares respectively pursuant to Articles 8.2(A)(1), 8.2(A)(2), 8.2(A)(3), 8.2(A)(4) and 8.2(A)(5) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed pro rata among all Members based on the number of Ordinary Shares held by such Member (including Preferred Shares on as-converted basis).

B.
Distribution on Trade Sale. Notwithstanding anything to the contrary contained in Article 8.2, a Trade Sale shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Trade Sale shall be distributed in accordance with the terms of Article 8.2(A).

C.
Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a deemed liquidation, dissolution or winding up of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board (including the affirmative vote of the Investor Directors); provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)    If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;
(2)    If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and
(3)    If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the affirmative vote of the Investor Directors);
provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board (including the affirmative vote of the Investor Directors).
Regardless of the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board (including the affirmative vote of the Investor Directors) and the Majority Preferred Holders, with the cost of such appraisal to be borne by the Company.

D.
Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Trade Sale, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least thirty (30) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

E.
Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3.	Conversion Rights
The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.
Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Preferred Share shall be the quotient of the applicable Issue Price divided by the then effective applicable Conversion Price with respect to such particular series of Preferred Shares, which shall initially be the applicable Issue Price for Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares, Series C Preferred Shares or Series C+ Preferred Shares, as the case may be (the “Conversion Price”) resulting in an initial conversion ratio for the Preferred Shares of 1:1.

B.
Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares based on the then-effective Conversion Price. Any conversion pursuant to this Article 8.3(B) shall be referred to as an “Optional Conversion”.

C.
Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares upon the closing of a Qualified IPO. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of the Preferred Shares shall be effected in the following manner:
(1)    In the event of an Optional Conversion, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefore at the office of the Company or of any transfer agent for such share and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.
(2)    If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.
(3)    In the event of an Automatic Conversion, on or before the date fixed for Automatic Conversion, each holder of Preferred Shares shall surrender his or its certificate or certificates for all such Shares to the Company or its transfer agent at the place designated in such notice, and the Company or its transfer agent shall then promptly issue and deliver at such place to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder is entitled. On the date fixed for Automatic Conversion, the Register of Members shall be updated to show that the converted Preferred Shares have been redeemed or repurchased and all rights with respect to the Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and payment of any accrued but unpaid dividends thereon. All certificates evidencing Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. However the Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the Automatic Conversion of any Preferred Shares or update the Register of Members accordingly unless and until the certificate or certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate or certificates.
(4)    The Directors of the Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.
(5)    No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined by the Board of Directors (including the affirmative vote of the Investor Directors), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.
(6)    Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of further Ordinary Shares with a value equal to such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time as provided below:
(1)    Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
(2)    Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.
(3)    Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or any other asset or property (other than cash), then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Series A Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.
(4)    Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.
(5)    Adjustments to Conversion Price for Dilutive Issuance.
(a)    Special Definition.    For purpose of this Article 8.3(E)(5), the following definitions shall apply:
(i)    “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.
(ii)    “Convertible Securities” shall mean any Indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.
(iii)    “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):
a)    any Equity Securities issued or issuable pursuant to the ESOP;
b)    any Equity Securities issued under the Share Swap Agreement and Co-Investment Agreements (including any Preferred Shares or Conversion Shares issued in connection thereto);
c)    any Equity Securities issued in connection with any share split, share dividend, reclassification or other similar event in which all Preemptive Rights Holders (as defined in the Shareholders Agreement) are entitled to participate, directly or indirectly, on a pro-rata basis;
d)    any Equity Securities issued upon conversion of any Indebtedness, warrants, options or other convertible securities issued and outstanding prior to the issuance of the Preferred Shares;
e)    any Equity Securities issued or issuable pursuant to the strategic alliance, technique license, equipment leases and bank financing arrangements,

provided that such arrangements have been approved by the Preferred Holders under Article 8.4(B);
f)    any Equity Securities issued pursuant to a Qualified IPO;
g)    any Equity Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved by the Preferred Holders under Article 8.4(B); and
h)    any Ordinary Shares issued or issuable upon the conversion of the Preferred Shares.
(b)    No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(5)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than the Conversion Price in effect with respect to such particular series of Preferred Shares immediately prior to such issuance, as provided for by Article 8.3(E)(5)(d). No adjustment or readjustment in the Conversion Price with respect to a particular series of Preferred Shares otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of applicable Preferred Share prior to such adjustment. For the avoidance of doubt, in no event shall the Conversion Price for Preferred Shares be adjusted upon any of the Excepted Issuances.
(c)    Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series C+ Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such New Securities shall not be deemed to have been issued unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(5)(e) hereof) of such New Securities would be less than the applicable Conversion Price in effect immediately prior to such issue or record date, as provided for by Article 8.3(E)(5)(d), and provided further that in any such case in which New Securities are deemed to be issued:
(i)    no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;
(ii)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price for each affected Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
(iii)    no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Conversion Price, to an amount which exceeds the Conversion Price, that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;
(iv)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(x) in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and
(y) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
(v)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance;
(vi)    in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price for any Preferred Shares shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in Article 8.3(E)(5)(c)(iv) above.
(d)    Adjustment of Conversion Price upon Issuance of New Securities. In the event of an issuance or deemed issuance of New

Securities, at any time after the Series C+ Issuance Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price in effect immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue or deemed issue, to the consideration per share for which the New Securities are issued or deemed to be issued.
(e)    Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance or deemed issuance of any New Securities shall be computed as follows (in any event being not less than par value):

(i)	Cash and Property. Such consideration shall:
(1)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;
(2)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors including the consent of the Investor Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;
(3)    in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors including the consent of the Investor Directors.
(ii)    Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the

Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(6)    Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the holders of the Preferred Shares in accordance with the essential intent and principles hereof, then the Board of the Company (including the affirmative vote of the Investor Directors), in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.
(7)    No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.
(8)    Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.
(9)    Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
(10)    Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.
(11)    Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 112 through 116.
(12)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Share so converted were registered.
(13)    All calculations under this Article 8.3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(14)    The Majority Preferred Holders shall have the right to challenge any determination by the Board of fair value pursuant to this Article 8.3 if such determination is with respect to a Conversion Price adjustment, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging Members, the cost of such appraisal to be borne equally by the Company and the challenging Members.

8.4.	Voting Rights.
A.    General Rights.

1.
Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, (b) the holder of a Series A Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Preferred Shares are convertible at the then-effective Conversion Price for Series A Preferred Shares immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, (c) the holder of a Series B Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series B Preferred Shares are convertible at the then-effective Conversion Price for Series B Preferred Shares immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, (d) the holder of a Series B+ Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series B+ Preferred Shares are convertible at the then-effective Conversion Price for Series B+ Preferred Shares immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, (e) the holder of a Series C Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series C+ Preferred Shares are convertible at the then-effective Conversion Price for Series C Preferred Shares immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, and (f) the holder of a Series C+ Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series C+ Preferred Shares are convertible at the then-effective Conversion Price for Series C+ Preferred Shares immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, such votes to be counted together with all other Shares of the Company having general voting power and as a class except as otherwise provided under Article 8.4(B) and in the Transaction Documents. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Holders of Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles.

2.
For matters to be resolved or decided by the Shareholders, except as otherwise required by law or as set forth here in these Articles, each share held by the Founder or the BVI Companies shall carry three (3) votes.

3.
In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

4.
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

5.
No Member shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

6.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

7	On a poll or on a show of hands votes may be given either personally or by proxy.
B.    Protective Provisions.

1.
Approval by Preferred Holders. For so long as any Series A Preferred Shares, any Series B Preferred Shares, any Series B+ Preferred Shares, any Series C Preferred Shares and/or any Series C+ Preferred Shares are outstanding, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in advance in writing by the Supermajority Series A Preferred Holders, the Supermajority Series B Preferred Holders, the Supermajority Series B+ Preferred Holders, the Supermajority Series C Preferred Holders and the Supermajority Series C+ Preferred Holders; provided that, where any such act requires the approval of the Members of the Company in accordance with the Statute, and the approval of the Supermajority Series A Preferred Holders, the Supermajority Series B Preferred Holders, the Supermajority Series B+ Preferred Holders, the Supermajority Series C Preferred Holders and/or the Supermajority Series C+ Preferred Holders has not yet been obtained, the Supermajority Series A Preferred Holders, the Supermajority Series B Preferred Holders, the Supermajority Series B+ Preferred Holders, the Supermajority Series C Preferred Holders and/or the Supermajority Series C+ Preferred Holders shall each have the voting rights equal to all the Members who vote in favour of the resolution plus one:

(1)
any amendment or change of the rights, preferences, privileges, or powers of or concerning, or the limitation or restrictions provided for the benefit of, the Preferred Shares; entry into any merger, consolidation, share acquisition or other corporate reorganization; payment or declaration of any dividend on any Ordinary Shares or Preferred Shares;

(2)
any action that (A) authorizes, creates or issues (i) any other securities convertible into, exchangeable for or exercisable into any Equity Securities, (ii) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares, the Series C Preferred Shares and/or the Series C+ Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or (iii) any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares, the Series C Preferred Shares and/or the Series C+ Preferred Shares, or (B) reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares, the Series C Preferred Shares and/or the Series C+ Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (C) increases or decreases the authorized numbers of any class or series of Equity Securities of a Group Company, any share split, share consolidation or share dividend, reclassification, reorganization, alteration or other forms of restructuring of capital of a Group Company, except for (i) the issuance of the Conversion Shares or those Equity Securities issued or to be issued under the Share Swap Agreement, (ii) the issuance of any Ordinary Shares to the holders of the Preferred Shares pursuant to Article 8.3(E) hereof for the purpose that the value of the Preferred Shares held by such holders shall not be diluted upon conversion into Ordinary Shares at the applicable Conversion Price, (iii) the issuance of any Equity Securities pursuant to the ESOP approved by the Administrator (as defined under the ESOP) or for the purpose of merger, acquisition and equipment financing lease approved by the Board, and (iv) the issuance of Shares of the Company in a certain class or series upon conversion of any issued convertible securities pursuant to the terms and conditions to which such convertible securities are bound;

(3)
any purchase, repurchase, redemption or retirement of any Equity Security of any Group Company other than (A) Exempted Distributions, (B) repurchase from employees, directors or consultants pursuant to the ESOP or the award or grant agreement entitled under the ESOP, (C) taken back by the Company pursuant to its obligation in a merger and acquisition approved by the Board, and (D) pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services;

(4)	any cease of the business of any Group Company substantially as now conducted or carried on or the change of any part of any Group Company’s business activities;

(5)
a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies);

(6)	any action that makes any distribution of profits amongst the shareholders of any Group Company by way of dividend (interim or otherwise), capitalization of reserves or otherwise;

(7)	any change of the size of the board of directors of any Group Company and the composition of such board of directors other than in compliance with Article 67;

(8)	any material amendment of the accounting policies previously adopted by the any Group Company or any change of the term of a fiscal year for any Group Company;

(9)	any amendment or modification to or waiver under any of the Charter Documents of any Group Company;

(10)	any appointment or removal of the auditors for any Group Company;

(11)
any change to the shareholding structure of any Group Company except for (a) any issuance or repurchase of Equity Securities that does not require approval from Supermajority Series A Preferred Holders, the Supermajority Series B Preferred Holders, the Supermajority Series B+ Preferred Holders, the Supermajority Series C Preferred Holders and the Supermajority Series C+ Preferred Holders pursuant to

Article 8.4(B)1(2) and Article 8.4(B)1(3) above, and (b) any Transfer (as defined in the Right of First Refusal and Co-Sale Agreement) of Equity Securities of the Company that does not require approval from Supermajority Series A Preferred Holders, the Supermajority Series B Preferred Holders, the Supermajority Series B+ Preferred Holders, the Supermajority Series C Preferred Holders and the Supermajority Series C+ Preferred Holders pursuant to the Right of First Refusal and Co-Sale Agreement; and

(12)	establishment, amendment or termination of, or waiver under any of the Restructuring Documents or any arrangement thereunder.

2.
Board Consent. In addition to any other vote or consent in these Articles and the Shareholders Agreement, the Company shall not, take any of the following actions without the prior approval of the Board, including affirmative votes of all the Investor Directors:

(1)
the acquisition or the incurrence of any commitment by any Group Company in excess of US$540,000 at any time in respect of any one transaction or in excess of US$2,160,000 at any time in a series of related transactions in any fiscal year of any Group Company;

(2)
the creation or issuance of any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of any Group Company at any time in any financial year, except for the debenture not exceeding US$540,000 individually or not exceeding US$2,160,000 cumulatively and for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business;

(3)
any sale, transfer, license, charge, encumbrance or otherwise disposal of any trademarks, patents or other Intellectual Property owned by any Group Company to a party which is not a Group Company, other than granting non-exclusive licenses in the ordinary course of business;

(4)
any commencement of or consent to any proceeding seeking liquidation, winding up, dissolution, reorganization, merger or arrangement of any of the Group Companies, or any appointment of a receiver, trustee, manager, judicial manager or other similar official for any Group Company or for any substantial part of its property, or effectiveness of any Trade Sale;

(5)	any equity investments in any other entities in excess of US$540,000, or the establishment of any brands for any other entity other than the existing members of the Group Companies;

(6)	any dispose or dilution of the Company’s equity interests, directly or indirectly, in any other Group Company;

(7)	any transfer of shares or equity interests in any Group Company;

(8)
any approval or amendment of the business plan or budget plan of any Group Company, and the approval of any transaction outside of the previously approved business plan or budget plan of any Group Company;

(9)	any initiation or settlement of any suit, arbitration or similar proceeding in relation to any Group Company;

(10)	any increase of compensation in excess of twenty percent (20%) in a twelve (12) month period afforded to any of the five highest paid employees of any Group Company;

(11)	any creation of or authorization of creating or issuance of any debt securities (other than equipment leases or bank lines of credit);

(12)
any incurrence of debt or expenditure by a Group Company in excess of US$540,000 at any time in respect of any one transaction or in excess of US$2,160,000 at any time in a series of related transactions in any fiscal year of any Group Company other than trade credit incurred in the ordinary course of business, unless such transaction is approved under the annual budget of such Group Company as approved by the Board;

(13)
approving, adjusting or changing any terms and conditions of any transaction in respect of the rights and benefits of the directors or shareholders of any Group Company, including without limitation directly or indirectly making any loan or advance to or security, compensation, guaranty for any Indebtedness of any director or shareholder of any Group Company, other than transactions resulting in payments to or by such Group Company in an amount not more than US$540,000 at any time in respect of any one transaction or not more than US$2,160,000 at any time in a series of related transactions, or transactions on an arm’s length basis and pursuant to reasonable requirements of such Group Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of the Company;

(14)
any appointment, replacement or settlement of the terms of appointment of chief executive officer, president, chief financial officer, chief operating officer, chief technical officer, and head of the human resources department of any Group Company and any other employee with the title of “vice president” or, including approving any option plans therefor; and

(15)	any activity out of the ordinary course of business of any Group Company.

8.5.	Redemption
Notwithstanding Article 19 in these Articles, the Preferred Shares may be redeemed as provided in this Article 8.5.

A.
Optional Redemption of Series C+ Preferred Shares. (i) At any time and from time to time commencing on the Maturity Date or on such earlier date as another series of Shares is redeemable and subject to the Statute, or (ii) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Transaction Documents, or where the Company fails to deliver the annual financial statements as set forth in Section 8.1(i) of the Shareholders Agreement, or where any arrangement contemplated under the Restructuring Documents become void as a result of material adverse change of applicable laws or regulations, each holder of the then outstanding Series C+ Preferred Shares (the “Series C+ Requesting Holder”) is entitled to, by written request to the Company (the “Series C+ Redemption Request”), request the Company to redeem all or part of the Series C+ Preferred Shares then outstanding held by such holder in accordance with this Article 8.5, provided that neither an Optional Conversion or Automatic Conversion has occurred with respect to such Series C+ Preferred Shares as of such redemption. The Series C+ Redemption Request shall be given by hand or by mail to the registered office of the Company at least sixty (60) days prior to the date set forth therein on which the Series C+ Preferred Shares are to be redeemed.

B.	Optional Redemption of Series C Preferred Shares. (i) At any time and from time to time commencing on the Maturity Date or on such earlier date as another series of Shares is redeemable and subject to the Statute, or (ii) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Transaction Documents, or where the Company fails to deliver the annual financial statements as set forth in Section 8.1(i) of the Shareholders Agreement, or where any arrangement contemplated under the Restructuring Documents become void as a result of material adverse change of applicable laws or regulations, each holder of the then outstanding Series C Preferred Shares (the “Series C Requesting Holder”) is entitled to, by written request to the Company (the “Series C Redemption Request”), request the Company to redeem all or part of the Series C Preferred Shares then outstanding held by such holder in accordance with this Article 8.5, provided that neither an Optional Conversion or Automatic Conversion has occurred with respect to such Series C Preferred Shares as of such redemption. The Series C Redemption Request shall be given by hand or by mail to the registered office of the Company at least sixty (60) days prior to the date set forth therein on which the Series C Preferred Shares are to be redeemed.

C.
Optional Redemption of Series B+ Preferred Shares. (i) At any time and from time to time commencing on the Maturity Date or on such earlier date as another series of Shares is redeemable and subject to the Statute, or (ii) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Transaction Documents, or where the Company fails to deliver the annual financial statements as set forth in Section 8.1(i) of the Shareholders Agreement, or where any arrangement contemplated under the Restructuring Documents become void as a result of material adverse change of applicable laws or regulations, each holder of the then outstanding Series B+ Preferred Shares (the “Series B+ Requesting Holder”) is entitled to, by written request to the Company (the “Series B+ Redemption Request”), request the Company to redeem all or part of the Series B+ Preferred Shares then outstanding held by such holder in accordance with this Article 8.5, provided that neither an Optional Conversion or Automatic Conversion has occurred with respect to such Series B+ Preferred Shares as of such redemption. The Series B+ Redemption Request shall be given by hand or by mail to the registered office of the Company at least sixty (60) days prior to the date set forth therein on which the Series B+ Preferred Shares are to be redeemed.

D.
Optional Redemption of Series B Preferred Shares. (i) At any time after the Maturity Date or on such earlier date as another series of Shares is redeemable and subject to the Statute, or (ii) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Transaction Documents, or where the Company fails to deliver the annual financial statements as set forth in Section 8.1(i) of the Shareholders Agreement, or where any arrangement contemplated under the Restructuring

Documents become void as a result of material adverse change of applicable laws or regulations, each holder of the then outstanding Series B Preferred Shares (the “Series B Requesting Holder”) is entitled to, by written request to the Company (the “Series B Redemption Request”), request the Company to redeem all or part of the Series B Preferred Shares then outstanding held by such holder in accordance with this Article 8.5, provided that neither an Optional Conversion or Automatic Conversion has occurred with respect to such Series B Preferred Shares as of such redemption. The Series B Redemption Request shall be given by hand or by mail to the registered office of the Company at least sixty (60) days prior to the date set forth therein on which the Series B Preferred Shares are to be redeemed.

E.
Optional Redemption of Series A Preferred Shares. (i) After the Maturity Date if there has not occurred any Qualified IPO, or (ii) on such earlier date as another series of Shares becomes redeemable, each holder of the then outstanding Series A Preferred Shares (the “Series A Requesting Holder”) is entitled to, by written request to the Company (the “Series A Redemption Request”), request the Company to redeem all or part of the Series A Preferred Shares then outstanding held by such holder in accordance with this Article 8.5, provided that neither an Optional Conversion or Automatic Conversion has occurred with respect to such Series A Preferred Shares as of such redemption. The Series A Redemption Request shall be given by hand or by mail to the registered office of the Company at least sixty (60) days prior to the date set forth therein on which the Series A Preferred Shares are to be redeemed.

F.	Redemption Procedure and Redemption Price.

(1)
Following receipt of the Redemption Request, the Company shall notify each non-requesting holder of Preferred Shares within ten (10) calendar days by written notice (the “Redemption Notice”) to the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain holder(s) of the Preferred Shares have elected redemption of certain Preferred Shares pursuant to the provisions of this Article 8.5, shall specify the redemption date and redemption price and shall indicate that the other holder(s) of the Preferred Shares may also submit their share certificates to the Company on or before the scheduled redemption date if they wish to also participate in such redemption. Each non-requesting holder of the Preferred Shares shall notify the Company respectively in writing within ten (10) Business Days of the date of the Redemption Notice whether or not it wishes to redeem all or any portion of the Preferred Shares held by such holder of the Preferred Shares.

(2)	The redemption price for each Series C+ Preferred Share redeemed pursuant to this Article 8.5 (the “Series C+ Redemption Price”) shall be (i) in the event of a redemption requested pursuant to Article 8.5(A)(i), an amount equal to 150% of the Series C+ Issue Price plus all accrued or declared but unpaid dividends on such Series C+ Preferred Share, and (ii) in the event of a redemption requested pursuant to Article 8.5(A)(ii), the greater of (a) an amount equal to 160% of the Series C+ Issue Price plus all accrued or declared but unpaid dividends on such Series C+ Preferred Share, or (b) the fair market value of the Series C+ Preferred Share determined by an independent third party appraising firm jointly selected by the Board and the Series C+ Requesting Holder.

(3)
The redemption price for each Series C Preferred Share redeemed pursuant to this Article 8.5 (the “Series C Redemption Price”) shall be (i) in the event of a redemption requested pursuant to Article 8.5(B)(i), an amount equal to 150% of the Series C Issue Price plus all accrued or declared but unpaid dividends on such Series C Preferred Share, and (ii) in the event of a redemption requested pursuant to Article 8.5(B)(ii), the greater of (a) an amount equal to 160% of the Series C Issue Price plus all accrued or declared but unpaid dividends on such Series C Preferred Share, or (b) the fair market value of the Series C Preferred Share determined by an independent third party appraising firm jointly selected by the Board and the Series C Requesting Holder.

(4)
The redemption price for each Series B+ Preferred Share redeemed pursuant to this Article 8.5 (the “Series B+ Redemption Price”) shall be (i) in the event of a redemption requested pursuant to Article 8.5(C)(i), an amount equal to 150% of the Series B+ Issue Price plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share, and (ii) in the event of a redemption requested pursuant to Article 8.5(C)(ii), the greater of (a) an amount equal to 160% of the Series B+ Issue Price plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share, or (b) the fair market value of the Series B+ Preferred Share determined by an independent third party appraising firm jointly selected by the Board and the Series B+ Requesting Holder.

(5)
The redemption price for each Series B Preferred Share redeemed pursuant to this Article 8.5 (the “Series B Redemption Price”) shall be (i) in the event of a redemption requested pursuant to Article 8.5(D)(i), an amount equal to 150% of the Series B Issue Price plus all accrued or declared but unpaid dividends on such Series B Preferred Share, and (ii) in the event of a redemption requested pursuant to Article 8.5(D)(ii), the greater of (a) an amount equal to 160% of the Series B Issue Price plus all accrued or declared but unpaid dividends on such Series B Preferred Share, or (b) the fair market value of the Series B Preferred Share determined by an independent third party appraising firm jointly selected by the Board and the Series B Requesting Holder.

(6)
The redemption price for each Series A Preferred Share redeemed pursuant to this Article 8.5 (the “Series A Redemption Price”) shall be the greater of (i) an amount equal to the Series A Issue Price, plus all accrued or declared but unpaid dividends on such Series A Preferred Share (for a partial year, the dividends shall be calculated proportionally), and plus an amount that would accrue on the Series A Issue Price at a rate of fifteen percent (15%) per annum, compounding annually, during the period commencing from December 16, 2013 and ending on the date of the Series A Redemption Notice, or (ii) the fair market value of the Series A Preferred Share determined by an independent third party appraising firm selected jointly by the Board and the Series A Requesting Holder, provided however, that any redemption of all or any part of Series A Preferred Shares held by a holder of Series A Preferred Shares at a price determined by Article 8.5(F)(6)(ii) shall not cause any Material Adverse Effect to the Group Companies and for the avoidance of doubt, such restriction shall not apply to any redemption of all or any part of Series A Preferred Shares held by a holder of Series A Preferred Shares at a price determined by Article 8.5(F)(6)(i).

(7)
The redemption of any Preferred Shares pursuant to this Article 8.5 shall be completed within sixty (60) days from the date of such Redemption Notice at the offices of the Company, or such other date or other place as the holders electing to redeem their Preferred Shares and the Board of Directors (including the affirmative vote of the Investor Directors) may mutually agree in writing (each a “Redemption Date”). At the Redemption Date, the Company shall, from any source of assets or funds legally available therefore, redeem all the Preferred Share required to be redeemed by paying in cash therefore the applicable Redemption Price, against surrender by such holder at the Company’s principal office of the certificate representing such share. Upon completion of the redemption and the payment of the applicable Redemption Price by the Company to each of the redeeming holders of Preferred Shares in full, all rights of the holder of such Preferred Share(s) (except the right to receive the applicable Redemption Price) will cease with respect to the Preferred Shares being redeemed by it, and such Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

G.
Insufficient Funds. If on the Redemption Date, the funds of the Company legally available for redemption of the Preferred Shares are insufficient to redeem the total number of such Preferred Shares to be redeemed on such dates, those funds which are legally available for redemption of Preferred Shares (i) will be paid first to redeem all Series C+ Preferred Shares requested to be redeemed ratably in proportion on the full amounts to which they would otherwise be respectively entitled thereon, (ii) any remaining amount after payment of Redemption Price in full on all Series C+ Preferred Shares to be redeemed will be allocated among the holders of the Series C Preferred Shares requested to be redeemed ratably in proportion on the full amounts to which they would otherwise be respectively entitled thereon, (iii) any remaining amount after payment of Redemption Price in full on all Series C+ Preferred Shares and Series C Preferred Shares to be redeemed will be allocated among the holders of the Series B+ Preferred Shares requested to be redeemed ratably in proportion on the full amounts to which they would otherwise be respectively entitled thereon, (iv) any remaining amount after payment of Redemption Price in full on all Series C+ Preferred Shares, Series C Preferred Shares and Series B+ Preferred Shares to be redeemed will be allocated among the holders of the Series B Preferred Shares requested to be redeemed ratably in proportion on the full amounts to which they would otherwise be respectively entitled thereon, and (v) any remaining amount after payment of Redemption Price in full on all Series C+ Preferred Shares, Series C Preferred Shares, Series B+ Preferred Shares and Series B Preferred Shares to be redeemed will be allocated among the holders of the Series A Preferred Shares requested to be redeemed ratably in proportion on the full amounts to which they would otherwise be respectively entitled thereon. The Preferred Shares not redeemed shall remain issued and outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for redemption of Preferred Shares such funds (i) will immediately be used to redeem first the balance of the Series C+ Preferred Shares requested to be redeemed pro rata, (ii) any remaining amount after payment of Series C+ Redemption Price in full on such Series C+ Preferred Shares will be used to redeem the balance of the Series C Preferred Shares to be redeemed, (iii) any remaining amount after payment of Series C+ Redemption Price in full on such Series C+ Preferred Shares and Series C Redemption Price in full on such Series C Preferred Shares will be used to redeem the balance of the Series B+ Preferred Shares to be redeemed, (iv) any remaining amount after payment of Series C+ Redemption Price in full on such Series C+ Preferred Shares, Series C Redemption Price in full on such Series C Preferred Shares and Series B+ Redemption Price in full on such Series B+ Preferred Shares will be used to redeem the balance of the Series B Preferred Shares to be redeemed, and (iv) any remaining amount after payment of Series C+ Redemption Price in full on such Series C+ Preferred Shares, Series C Redemption Price in full on such Series C Preferred Shares, Series B+ Redemption Price in full on such Series B+ Preferred Shares and Series B Redemption Price in full on such Series B Preferred Shares will be used to redeem the balance of the Series A Preferred Shares to be redeemed.

H.
No Distribution. If the Company fails for whatever reason to redeem any Preferred Shares on its due date, until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

I.
Distribution of Profits of Subsidiaries. To the extent permitted by law, the Company shall procure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 8.5.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1.
Dividend Provision. Subject to the preferential rights of the holders of Preferred Shares in the Company as described in Article 8.1, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors (including the affirmative vote of the Investor Directors).

9.2.	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3.
Voting Rights. Subject to Article 8.4(A)(2), the holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

9A.
Except as provided in the Memorandum and these Articles, the Shareholders Agreement, the Restricted Shares Agreements and the Right of First Refusal and Co-Sale Agreement, the Shares of the Company shall have the same rights, preferences, privileges and limitations.

REGISTER OF MEMBERS

10.
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 42, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

11.
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the

Directors may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting and the record date for such determination shall be the date of the closure of the Register of Members.

12.
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

13.
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

14.
Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

15.
The Company shall not be bound to issue more than one (1) certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

16.
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

17.	The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement, the Restricted Shares Agreements and the Right of First Refusal and Co-Sale

Agreement. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are not made in accordance with such agreements.

18.
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The registration of transfers may be suspended at such time and for such periods as a majority of the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

REDEMPTION AND REPURCHASE OF SHARES

19.
Subject to the provisions of the Statute and Article 8, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company; provided that none of the Series A Preferred Shares is liable to be redeemed at the option of the Company (except in relation to the conversion thereof pursuant to Article 8.3).

20.	Subject to the provisions of the Statute and Articles 8 and 9, the Directors may authorize the purchase by the Company of its own Shares in such manner and on such terms as they think fit.

21.
Subject to the provisions of the Statute and Articles 8 and 9, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

22.
Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued and outstanding Shares of that class.

23.
Subject to Articles 8, the rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation or issue of further Shares ranking senior thereto or pari passu therewith and the provisions of these Articles relating to general meetings shall apply to, to the extent applicable, every class meeting of the holders of one class of Shares except the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

COMMISSION ON SALE OF SHARES

24.
The Company may, with the approval of a majority of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

25.
The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

26.
If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

27.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

28.
If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

29.	Subject to Article 8, the Company may by Ordinary Resolution:

29.1.	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

29.2.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

29.3.	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

29.4.	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

29.5.	perform any action not required to be performed by Special Resolution.

30.
Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

30.1.	change its name;

30.2.	alter or add to these Articles;

30.3.	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

30.4.	reduce its share capital and any capital redemption reserve fund.
REGISTERED OFFICE

31.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.
GENERAL MEETINGS

32.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

33.
The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

34.	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

35.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

36.
A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares, (ii) the Majority Series A Preferred Holders; (iii) the Majority Series B Preferred Holders, (iv) the Majority Series B+ Preferred Holders; (v) the Majority Series C Preferred Holders; or (vi) the Majority Series C+ Preferred Holders.

37.
The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one (1) or more requisitionists.

38.
If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

39.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF GENERAL MEETINGS

40.
At least five (5) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of the Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Members (or their proxies) holding a majority of the aggregate voting power of all the Preferred Shares (on an as converted basis) of the Company entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of the Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Members (or their proxies) holding a majority of the aggregate voting power of all the Preferred Shares (on an as converted basis) of the Company entitled to attend and vote thereat.

41.
The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

42.
The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

43.
The holders of a majority of the aggregate voting power of the Shares entitled to notice of and to attend and vote at such general meeting (including the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares, the Series C Preferred Shares and the Series C+ Preferred Shares on an as converted basis), the Supermajority Series A Preferred Holders, Supermajority Series B Preferred Holders, Supermajority Series B+ Preferred Holders, Supermajority Series C Preferred Holders and Supermajority Series C+ Preferred Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall constitute a quorum for a general meeting. Subject to Article 46, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

44.
A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

45.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

45.1.	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

45.2.
in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

46.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.

If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members five (5) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting, the meeting shall be adjourned to the tenth (10th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 112 through 116 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

47.
The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their members, or shall designate a Member, to be chairman of the meeting.

48.
With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

49.
A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least a majority of the aggregate voting power of all of the Shares of the Company entitled to attend and vote at the meeting demand a poll.

50.
Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.	The demand for a poll may be withdrawn.

52.
Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

54.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

55.
In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

56.
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

57.
No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

58.
No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

59.
On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

60.
A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

61.
The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

62.
The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The chairman may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

63.
The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

65.
Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

66.
Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

67.	The appointment of Directors shall follow the terms provided in this Article 67.

67.1.	Board of Directors.

A.
The maximum number of directors on the Board shall be six (6), with the composition of the Board determined as follows: (a) the Founder shall be entitled to appoint, replace and reappoint at any time or from time to time two (2) directors on the Board (the “Founder Directors”, and each a “Founder Director”), (b) Shunwei and/or its assignee(s), as long as it directly or indirectly holds not less than seven percent (7%) of all issued and outstanding Shares of the Company, shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Shunwei Director”) on the Board, (c) YY and/or its assignee(s), as long as it directly or indirectly holds not less than seven percent (7%) of all issued and outstanding Shares of the Company, shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “YY Director”), and (d) SIG and/or its assignee(s), as long as it directly or indirectly holds not less than seven percent (7%) of all issued and outstanding Shares of the Company, shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “SIG Director”), and (e) Morningside or its assignee, as long as it directly or indirectly holds not less than seven percent (7%) of all issued and outstanding Shares of the Company, shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Morningside Director”, together with Shunwei Director, YY Director and SIG Director, collectively the “Investor Directors” and each an “Investor Director”) on the Board.

B.
Upon the written request of any Investor, each of the other Group Companies shall have, and the Founder and the BVI Companies agree to cause each of the other Group Companies to have the same number of directors in its respective board (each a “Subsidiary Board”, and collectively, the “Subsidiary Boards”) as the Company’s Board, and the Founder, Shunwei, YY, SIG and Morningside shall be entitled to appoint the same number of directors to each Subsidiaries as they are entitled to appoint to the Company’s Board.

C.	Each Board committee (if any) shall include at least the Investor Directors. The Board shall meet at least quarterly, unless otherwise agreed by a vote of the majority of Directors

D.
Each Founder Director shall have two (2) votes and each Investor Director shall have one (1) vote in each and all Board meetings. In the case of an equality of votes, the chairman shall have a second or casting vote.

67.2.	Observer

A.
Right to Designate Observer. Each of SIG (so long as SIG holds any of the Shares), Morningside (so long as Morningside holds any of the Shares) and Tiger (so long as Tiger holds any of the Shares) may by notice in writing to the Company, designate an observer to attend all meetings (whether in person, telephonic or other) of the board of directors of the Company and of each member of the Group Companies, including all committees thereof (if any), in a non-voting observer capacity, and the Company shall provide to SIG, Morningside and Tiger, concurrently with and in the same manner as distributed to the directors or other voting members of the respective board, copies of all meeting notices, agendas, board materials, information, draft resolutions, proposed actions by written consent, and other communications so distributed. Notwithstanding the foregoing, the right to designate observer by Tiger shall be automatically terminated upon consummation of an IPO of the Company.

POWERS OF DIRECTORS

68.
Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

69.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

70.
Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

71.
Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

72.	The office of a Director shall be vacated if:

72.1.	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

72.2.	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

72.3.	such Director is found to be or becomes of unsound mind.

73.
Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Articles 72.1 to 72.3 of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

74.
A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors five (5) Directors shall constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum, these Articles, the Shareholders Agreement, the Restricted Shares Agreements or the Right of First Refusal and Co-Sale Agreement. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present.

75.
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every fiscal quarter and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons within twenty (20) days following the meeting.

76.
A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time.

Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

77.
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

78.
Meetings of the Board of Directors may be called by the chairman, chief executive officer or the Investor Directors on forty-eight (48) hours’ notice to each Director in accordance with Articles 112 through 116; Without limitation to the foregoing, meetings shall be called by the chairman, chief executive officer or the secretary in like manner and on like notice on the written request of four (4) Directors unless the Board consists of only one Director; in which case meetings shall be called by the chairman, chief executive officer or secretary in like manner or on like notice on the written request of the sole Director.

79.
The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

80.
The Directors may elect a chairman of their Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

81.
All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

82.
A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

83.
Subject to Article 86, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

84.
Subject to Article 86, a Director may act by himself or herself or his or her firm in a professional capacity for the Company (other than as Auditor) and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

85.
Subject to Article 86, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

86.
Subject to any further restrictions set forth in these Articles and the Shareholders Agreement, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors.

MINUTES

87.
The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

88.
Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

89.
Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company with the majority approval of all members of such committee. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

90.
The Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

91.
The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

92.
Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

93.	There is no minimum shareholding required to be held by a Director.
REMUNERATION OF DIRECTORS

94.
The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the

Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board of Directors, or a combination partly of one such method and partly the other.

95.
The Directors may by resolution of the majority of the Board approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

96.
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

97.
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

98.
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

99.
Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefore. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

100.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

101.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

102.
Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

103.
Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

104.	No dividend or distribution shall bear interest against the Company.

105.
Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member.

CAPITALIZATION

106.
Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

107.
The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting.

108.
The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

109.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

110.
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

111.
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting or at the next extraordinary general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

112.
Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the register of directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

113.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

114.
A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

115.
Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

116.
Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

117.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

118.
If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

119.
To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, Losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud, dishonesty or willful misconduct, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud, dishonesty or willful misconduct of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article 119 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

120.
To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

121.
Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

122.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
DRAG ALONG RIGHT

123.	Drag-Along Sale.
(i)    If any time after the Closing Date (as defined under the Purchase Agreement), (A) any of the Founder, Shunwei, SIG, Morningside and Coatue (together, the “Drag-Along Holders”) receives a written bona fide offer for a Trade Sale under which the valuation of the Company shall not be less than US$1,500,000,000, and the Drag-Along Holders jointly approve and agree to such Trade Sale, or (B) in the event that the Company fails to complete the redemption pursuant to Article 8.5 under the Memorandum and Articles at any valuation (each, a “Drag-Along Sale”), then the Drag-Along Holders shall have the right to effect the Drag-Along Sale pursuant to Articles 123 to 127.
(ii)    Drag-Along Holders may, by requesting so in the Drag-Along Notice (as defined below), request the other Shareholders of the Company (the “Dragged Shareholders”) to, and each Dragged Shareholder, upon receiving the Drag-Along Notice, shall:
(a)    vote (in person, by proxy or by action by written consent, as applicable) all Shares of the Company as to which it directly or indirectly has record or beneficial ownership in favor of such Drag-Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the consummation of such Drag-Along Sale;
(b)    refrain from exercising any dissenters’ rights or rights of appraisal or similar rights under applicable laws at any time with respect to or in connection with such Drag-Along Sale;
(c)    transfer all of the Equity Securities such Dragged Shareholder then holds to the proposed purchaser at the same price and upon substantially same terms and conditions as the Drag-Along Holders;
(d)    execute and deliver all related documentation and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Drag-Along Holders, including without limitation, amending the then existing memorandum and articles of association of the Company;
(e)    pay their respective pro rata share of expenses incurred in connection with the Drag-Along Sale; and
(f)    join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Drag-Along Sale (other than those that relate specifically to a particular Shareholder, such as indemnification with respect to representations and warranties given by such Shareholder regarding such Shareholder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Shareholder).
The Drag-Along Sale shall constitute a liquidation event of the Company, and all proceeds derived from a Drag-Along Sale shall be distributed among the shareholders in accordance with these Articles, taking into account any liquidation preferences to which the holder of Series A Preferred Shares, the holders of Series B Preferred Shares, the holders of Series B+ Preferred Shares, the holders of Series C Preferred Shares and the holders of Series C+ Preferred Shares are entitled hereunder. Notwithstanding any provision to the contrary, the share transfer restrictions set out in the Right of First Refusal and Co-Sale Agreement shall not apply to any transfers made pursuant to under Articles 123 to 127.

124.	Representation and Undertakings.
(i)    Any such sale or disposition by the Dragged Shareholders shall be on the terms and conditions as set forth in the Drag-Along Notice. Such Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such Dragged Shareholders; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders is a party or by which they are bound.
(ii)    Each of the Dragged Shareholders undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority or any third party, which are required to be obtained or made in connection with the Drag-Along Sale.

125.
Drag-Along Notice. Prior to making any Drag-Along Sale in which the Drag-Along Holders wish to exercise their rights under Articles 123 to 127, the Drag-Along Holders shall provide the Board, the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the proposed purchasers; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the purchasers; (iii) the Drag-Along Sale Date; (iv) the number of shares held of record by the Drag-Along Holders on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Holders; (v) the nature and the structure of the Drag-Along Sale, and (vi) the number of shares of the Dragged Shareholders to be included in the Drag-Along Sale (if any).

126.
Transfer Certificate. On the Drag-Along Sale Date, to the extent the Drag-Along Sale is structured as an equity transfer transaction, each of Drag-Along Holders and the Dragged Shareholders shall each deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Equity Securities to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

127.
Payment. If the Drag-Along Holders or the Dragged Shareholders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale, to the extent the Drag-Along Sale is structured as an equity transfer transaction, and, in either case they fail to deliver certificates evidencing their shares as described in Articles 123 to 127, they shall for all purposes be deemed no longer to be a shareholder of the Company (with the register of members of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any such shares held by such shareholders.

128.	The drag-along rights under Articles 123 to 127 shall terminate and cease to be effective upon a Qualified IPO.